UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2022
Artisan Partners Asset Management Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35826	45-0969585
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

875 E. Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

(Address of principal executive offices and zip code)

(414) 390-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	APAM	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                             Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On August 16, 2022, Artisan Partners Holdings LP (“Holdings”), of which Artisan Partners Asset Management Inc. (the “Company”) is the sole general partner, (i) issued $90 million of 3.10% Series F Senior Notes and used the proceeds to repay the $90 million of 4.98% Series C Senior Notes maturing on August 16, 2022, and (ii) amended and extended its $100 million revolving credit facility for an additional five-year period.
Note Purchase Agreement
Holdings issued the $90 million of Series F Senior Notes in a private placement transaction pursuant to a Note Purchase Agreement dated December 7, 2021, with a closing date of August 16, 2022, between Holdings and the note purchasers named therein. The Series F Notes will bear interest at a rate of 3.10% per annum and will mature on August 16, 2032.
In addition to other covenants, the Note Purchase Agreement contains the following financial covenants:
•Holdings will not permit its Leverage Ratio (as defined in the Agreement) on any date to exceed 3.00 to 1.00.
•Holdings will not permit its Interest Coverage Ratio (as defined in the Agreement) in respect of any period of four consecutive fiscal quarters to be less than 4.00 to 1.00.
The Note Purchase Agreement includes customary events of default. Upon an event of default, the Series F Notes then outstanding generally will become due and payable. In addition, in the event of a Change in Control (as defined in the Note Purchase Agreement) or if Artisan’s average AUM for a fiscal quarter is below $45 billion, Holdings is generally required to offer to pre-pay the notes. Artisan Partners Limited Partnership, a wholly-owned subsidiary of Holdings, has guaranteed Holdings’ obligations under the terms of the Note Purchase Agreement.
This summary of the Note Purchase Agreement is qualified in its entirety by reference to the terms of the Note Purchase Agreement attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on December 7, 2021, which is incorporated herein by reference.
Amended and Restated Five-Year Revolving Credit Agreement
Holdings also amended and extended its $100 million five-year revolving credit agreement with Citibank, N.A. as administrative agent and Citibank, N.A. and BofA Securities, Inc. as joint lead arrangers and joint book runners. The Amended and Restated Five-Year Revolving Credit Agreement was originally entered into on August 16, 2012 and was subsequently amended and extended on August 16, 2017.
Borrowings under the amended agreement will generally bear interest at a rate per annum equal to, at Holdings’ election, (i) Term SOFR plus an applicable margin ranging from 1.25% to 2.25%, depending on Holdings’ leverage ratio or (ii) an alternate base rate equal to the highest of (a) Citibank, N.A.’s prime rate, (b) the federal funds effective rate plus 0.50% and (c) the daily one-month term SOFR plus 1.00%, plus, in each case, an applicable margin ranging from 0.25% to 1.25%, depending on Holdings’ leverage ratio. Unused commitments will bear interest at a rate that ranges from 0.150% to 0.450% per annum, depending on Holdings’ leverage ratio.
The terms and conditions, covenants, and events of default under the Amended and Restated Five-Year Revolving Credit Agreement are substantially similar to those described above under the Note Purchase Agreement. Artisan Partners Limited Partnership, a wholly-owned subsidiary of Holdings, has guaranteed Holdings’ obligations under the amended agreement. As of the date of this filing, there were no outstanding borrowings under the amended agreement.
This summary of the Amended and Restated Five-Year Revolving Credit Agreement is qualified in its entirety by reference to the terms of the agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description of Exhibit
10.1
Amended and Restated Five-Year Revolving Credit Agreement, dated as of August 16, 2022, among Artisan Partners Holdings LP, the lenders named therein and Citibank, N.A., as Administrative Agent and Citibank, N.A. and BofA Securities, Inc. as joint lead arrangers and joint book runners

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artisan Partners Asset Management Inc.
Date: August 17, 2022

By:	/s/ Charles J. Daley, Jr.
Name:	Charles J. Daley, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer